Exhibit 10.53

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made by and between Sarah Meyerrose (hereinafter “Ms. Meyerrose”) and Franklin Financial Network, a Tennessee banking holding company corporation (hereinafter the “Company”) (and Ms. Meyerrose and Company sometimes hereinafter collectively referred to as the “Parties”).

WHEREAS, the Company and Ms. Meyerrose are parties to that certain Employment Agreement dated June 21, 2016 (the “Employment Agreement”) pursuant to which Ms. Meyerrose has served as the Executive Vice President/Chief Financial Officer of the Company;

WHEREAS, the Company and Ms. Meyerrose are parties to that certain Confidentiality, Non-Competition and Non-Solicitation Agreement dated June 21, 2016 (the “Non-Compete Agreement”) pursuant to which the Company and Ms. Meyerrose have certain obligations to each other following Ms. Meyerrose’s separation from employment with the Company;

WHEREAS, Ms. Meyerrose desires to voluntarily resign her employment with the Company with Good Reason pursuant to Section 9 of the Employment Agreement;

WHEREAS, the Parties have agreed that the termination of employment with the Company shall be treated as a retirement from the Company for the purposes of Section 12 of the Employment Agreement; and

WHEREAS the Company wishes to accept Ms. Meyerrose’s resignation and retirement and resolve any and all issues surrounding the termination of Ms. Meyerrose’s employment with the Company in this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and the terms stated herein, it is mutually agreed between the parties as follows:

1. Separation From Employment. Ms. Meyerrose’s separation from employment with the Company is effective on January 15, 2019 (the “Separation Date”), and all obligations between the parties under the Employment Agreement and the Non-Competition Agreement subsequent to Ms. Meyerrose’s separation will be calculated, applied and interpreted based upon such Separation Date; provided, that effective December 12, 2018 Ms. Meyerrose shall no longer hold the position of Chief Financial Officer. She shall continue to serve as an Executive Vice President of the Company with the primary duty of transitioning her duties as Chief Financial Officer to the next such appointed officer.

2. Cessation of Regular Compensation. The Company will pay Ms. Meyerrose all earned wages up to her Separation Date. These wages and paid time off payments will be paid through the normal payroll processes, including tax withholding.

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3. Termination of All Fringe Benefits at Separation Date. Ms. Meyerrose’s coverage under the Company’s short term disability, long term disability, executive life and other employee benefit programs will end on the Separation Date. Ms. Meyerrose’s coverage under the Company’s healthcare program, including medical, dental, and vision, will end at 11:59 p.m. on the last day of the month in which the Separation Date occurs. Ms. Meyerrose shall be eligible to continue health insurance coverage for herself and her family through COBRA for as long as otherwise provided under COBRA, and subject to Ms. Meyerrose’s payment of any required premiums. Information regarding COBRA continuation coverage will be mailed to Ms. Meyerrose in the ordinary course of business.

4. Business Expenses. Any outstanding business expenses incurred through the Separation Date for which Ms. Meyerrose may be seeking reimbursement shall be submitted by Ms. Meyerrose to Jan Carlson, HR Manager, on or before February 1, 2019. Provided Ms. Meyerrose complies with this Section 4 and the expenses submitted for reimbursement are reasonable, the Company will process the expense check according to established business practices within thirty (30) days of receipt.

5. Code of Conduct, Etc. The terms, conditions and covenants contained in the Company’s Code of Conduct, Ethics Policy, which Ms. Meyerrose signed on June 21, 2016, as updated from time to time, are incorporated herein by reference. Ms. Meyerrose understands she continues to be bound by and will continue to comply with the applicable terms, conditions and covenants contained in that Code of Conduct, Ethics Policy after the Separation Date. In the event there are any inconsistencies between the terms of the Code of Conduct, Ethics Policy and the terms of this Agreement, the terms of this Agreement shall control. Ms. Meyerrose understands she also continues to be bound after the Separation Date by applicable provisions of the Non-Compete Agreement and the Employment Agreement she entered into with the Company on June 21, 2016 that survive following the Separation Date. In the event there are any inconsistencies between the terms of the Non-Compete Agreement that survive following the Separation Date and the terms of this Agreement, the terms of this Agreement shall control. In the event there are any inconsistencies between any terms of the Employment Agreement that survive following the Separation Date and the terms of this Agreement, the terms of this Agreement shall control. The parties understand and agree that the severance pay obligation referenced in Section 8 of this Agreement represents the sole obligation of the Company to provide severance pay (including the non-compete payment) to Ms. Meyerrose and is contingent upon Ms. Meyerrose: (a) timely signing and returning this Agreement; (b) not revoking the Agreement pursuant to the terms of Section 19 below; and (c) abiding by all the terms and conditions of this Agreement. All provisions for severance pay and non-compete payments that appear in the Employment Agreement and the Non-Compete Agreement are superseded and replaced by the severance pay obligation referenced in Section 8 of this Agreement.

6. Stock Options. Pursuant to Section 12 of the Employment Agreement, any unvested awards of options, restricted stock, stock appreciation rights, or other forms of equity compensation or awards shall become fully vested as of Ms. Meyerrose’s Separation Date regardless of the terms of the 2017 Omnibus Equity Incentive Plan and any Awards and Award Notices (as defined in such plan), and any other documents and plans pursuant to which such award of equity compensation was awarded.

7. 401K Plan. Ms. Meyerrose may request vested monies from the Company’s 401k plan under the same terms as any former employee of the Company.

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8. Total Severance Payments. In consideration for Ms. Meyerrose’s release and other promises contained herein, the Company shall pay Ms. Meyerrose thirty-six (36) months of Ms. Meyerrose’s current base salary of $229,999.00 less applicable taxes and withholdings as severance pay. The severance amount less the deductions noted above will be payable to Ms. Meyerrose in equal bi-monthly installments of $9,583.29 on the 15th day and the last day of each calendar month commencing January 31, 2019. Additionally, the Company shall pay Ms. Meyerrose three (3) times her average cash incentive bonus based on the last two years cash payment. That payment, less applicable taxes and withholdings, will be paid in equal bi-monthly installments of $889.64 on the 15th and the last day of each calendar month for twelve (12) months commencing January 31, 2019.

In the event Ms. Meyerrose does not voluntarily execute and agree to abide by the terms set forth in this Agreement, the payments in this Section shall not be made. In addition, Ms. Meyerrose acknowledges and agrees that, should she engage in any conduct that is in violation of this Agreement after the consideration in this Section has been paid to her. Ms. Meyerrose acknowledges the payments set forth in this Section in no way alter or affect the fact that her employment with the Company ended effective as of the Separation Date, and she has no right to return to that employment.

9. References. Provided Ms. Meyerrose directs all requests for employment reference information about Ms. Meyerrose’s tenure with the Company to Jan Carlson, HR Manager, the Company shall respond by verifying dates of employment and position held, in accordance with the Company’s standard operating policy.

10. Non-Disparagement. Ms. Meyerrose agrees that she will not make any derogatory or disparaging statements about the Company or its present or former agents, employees, officers, or directors. Officers of the Company with knowledge of this Agreement agree that they will not make any derogatory or disparaging statements about Ms. Meyerrose.

11. Cooperation. Ms. Meyerrose agrees to cooperate fully and assist the Company to the best of her abilities in connection with any subsequent legal matter, administrative charge or other proceedings involving, directly or indirectly, Ms. Meyerrose’s role, position or actions as an employee of the Company, including the transition of her duties as Chief Financial Officer. During the period of time when severance is being paid to Ms. Meyerrose, Ms. Meyerrose also agrees to cooperate fully with the Company with regard to the transition of matters as occasioned by her separation of employment.

12. Work Product. Ms. Meyerrose acknowledges and agrees that she has been an employee of the Company and that all work performed and/or generated by her during her tenure with the Company was done as an employee. In the event that she were subsequently determined not to have been an employee of the Company, Ms. Meyerrose agrees that all work performed and/or generated by her during her tenure with the Company constituted works for hire, owned exclusively by the Company. Further, Ms. Meyerrose hereby assigns and conveys in whole, all such work performed and/or generated by her to the Company. The Company acknowledges that this provision does not apply to work unrelated to the Company and/or its operations performed and/or generated by Ms. Meyerrose during non-work time.

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13. Confidentiality. Ms. Meyerrose agrees to hold this Agreement and the terms of it in confidence and not to disclose or discuss the existence of this Agreement, the contents of this Agreement or the details of this Agreement to anyone except as may be required by law, subpoena, court order or regulatory directive or as may be permitted by this Agreement in pursuit of a claim not otherwise released herein. Except as required by law, subpoena, court order, or regulatory directive, Ms. Meyerrose specifically agrees that she will not disclose the existence of this Agreement or any of the details of this Agreement to any present, future, or former employees of the Company. Ms. Meyerrose may disclose the existence of this Agreement and its details and the financial terms of the Agreement to her immediate family members, attorneys or tax advisors as needed. However, Ms. Meyerrose agrees that if she discloses any such information to her immediate family members, attorneys or tax advisors, she will be held responsible under the terms of this Agreement for any breach of confidentiality by any such individuals. Moreover, the parties agree that this Agreement and the promise by the Company for the payment of money as set forth in this Agreement is conditioned, in part, upon Ms. Meyerrose’s compliance with this Section. Upon any breach of this Section by Ms. Meyerrose, the Company shall have the right to pursue any and all judicial relief.

14. Release of Age and All Other Claims. Ms. Meyerrose agrees not to file, pursue or prosecute any suit, charge, complaint, action or claim of any nature whatsoever arising out of Ms. Meyerrose’s employment with the Company, its subsidiaries, parent companies, and affiliated companies, or Ms. Meyerrose’s separation from such employment. Ms. Meyerrose further hereby individually and collectively, for herself, her estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assignees, irrevocably and unconditionally releases and discharges the Company and its respective related subsidiaries, parent companies, and their respective agents, directors, parent corporations, sister corporations, subsidiary corporations, affiliates, officers, employees, representatives, attorneys, insurers, predecessors and successors (hereinafter collectively referred to as the “Releasees”) from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorney’s fees and cost actually incurred) of any nature whatsoever, in law or equity, whether known or unknown, which Ms. Meyerrose ever had, or may have had, against Releasees since the beginning of time to the execution of this Agreement.

Claims being released under this Agreement include, but are not limited to, any and all claims against the Releasees arising under any federal, state, or local statutes, ordinances, resolutions, regulations, constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which Ms. Meyerrose had, has ever had, now has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to:

(i) any and all claims which were, or could have been, asserted in any lawsuit or administrative action or proceeding;

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(ii) any and all claims arising out of Ms. Meyerrose’s employment by the Releasees and Ms. Meyerrose’s separation from that employment;

(iii) any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981, 1981 A, 1983 and 1985; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the Federal Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act of 1974; Executive Order 11246; the Tennessee Human Rights Act; each, as amended, any other similar federal, state, or local law or regulation, any claim for race, color, sex, age, disability, religious, and/or other forms of unlawful discrimination or harassment or retaliation, any claim under federal, state, local, or common law, any claim for breach of contract, any claim for wrongful discharge, any claim for outrageous conduct or intentional infliction of emotional distress, any claim for negligent or reckless infliction of emotional distress, any claim for assault or battery, any claim for retaliatory discharge or constructive discharge, any claim for defamation, libel or slander, any and all state law tort claims, and any and all claims that could have been brought by Ms. Meyerrose against Releasees arising out of or related to Ms. Meyerrose’s employment with, and/or separation of employment from the Company;

(iv) any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage, and intentional or negligent infliction of emotional distress and outrage;

(v) any and all contract claims whether express or implied;

(vi) any and all claims for unpaid benefits or entitlements asserted under any Company plan, policy, benefits offering or program except any vested retirement or pension benefits, if any, or as otherwise required by law or preserved in this Agreement; and

(vii) any and all claims for attorneys’ fees, interest, costs, injunctive relief or reinstatement to which Ms. Meyerrose is, claims to be or may be, entitled.

Nothing in this Agreement shall limit Ms. Meyerrose’s ability to participate in any investigation by, or to file a complaint or charge of discrimination with any federal or state administrative agency. Ms. Meyerrose agrees, however, that by signing this Agreement she expressly waives any right she may have to recover money damages in a suit brought by the Commission or any other state or federal governmental agency on her behalf. It is understood and agreed that this release does not apply to claims for breach of this Agreement, claims related to vested employee benefits, claims for unemployment compensation benefits, claims for workers’ compensation benefits or any other claims that are not waivable by law.

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15. Agreement Not to Sue. In consideration of the Company’s promises, payments and other consideration contained herein, Ms. Meyerrose hereby further agrees that if any claim referenced herein is filed, pursued, or otherwise prosecuted by Ms. Meyerrose, individually or collectively, or by any persons or entities, by or through her or on her behalf, individually or collectively, Ms. Meyerrose waives her rights to relief from such claim, including the right to attorneys’ fees, costs and any and all other relief whether legal or equitable, sought in such claim, and agrees to indemnify and hold Releasees harmless from such claim, including attorneys’ fees and costs. If Ms. Meyerrose violates this Agreement by suing the Company or the Releasees, Ms. Meyerrose agrees that she will pay all costs and expenses of defending against the suit incurred by the Company or the Releasees. Nothing in this Section 15 will prevent Ms. Meyerrose from bringing claims against the Company arising out of a breach of this Agreement.

16. Absence of Claims. Ms. Meyerrose also acknowledges, represents and warrants that she has not filed or assigned any claims, charges, complaints, or grievances against the Company.

17. Return of Property. Ms. Meyerrose further acknowledges and agrees on the Separation Date that she shall return to the Company, or its appropriate related and/or subsidiary companies, any and all Company property, including but not limited to, keys to the Company’s properties, passwords, electronic passwords, documents, handbooks, policies and procedures, client lists, personnel ID’s, all written or electronically recorded materials that Ms. Meyerrose has in her possession or control concerning information that relates to the business of the Company, including without limitation, all financial information, budgets, projections, personnel information, insurance records, information relating to any lawsuits, customer information, and all summaries, extracts and notes relating thereto. In addition, Ms. Meyerrose agrees that neither she nor her attorneys or other agents will keep any originals or copies of the foregoing retained or acquired by Ms. Meyerrose during or following Ms. Meyerrose’s employment with the Company. Ms. Meyerrose further acknowledges that she will not destroy any information in her custody or possession relating to or belonging to the Company.

18. Advice to Seek Counsel/Time to Consider. Ms. Meyerrose further acknowledges that the Company has advised Ms. Meyerrose that she may consult an attorney of Ms. Meyerrose’s choosing, at her own expense and that she has been given at least twenty-one (21) calendar days to consider the terms of this Agreement.

19. Revocation Period. Ms. Meyerrose acknowledges that she has been advised that she may revoke this Agreement at any time during a period of seven (7) calendar days following Ms. Meyerrose’s execution of it, by notifying the Company both via email copy and by overnight mail, of her intent to do so. Any revocation must be in writing and received by the Company by the close of business (5:00 p.m. Central time) of the 7th day after Ms. Meyerrose has signed the Agreement. As of the close of business of the 7th day, if Ms. Meyerrose has not previously revoked this Agreement or the waiver of claims contained therein, it will be effective and enforceable.

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20. No Admission of Wrongdoing. It is understood and agreed that this Agreement does not and shall not constitute an admission by the Company or Ms. Meyerrose that it or she has violated any law or any right of the other.

21. Severability/Enforcement. Should this Agreement be held invalid or unenforceable, (in whole or in part), with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

22. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Tennessee, and its terms shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against either of the Company or Ms. Meyerrose.

23. Whole Agreement. The Parties further agree that this Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings between them which have not been fully incorporated by reference into this document. This Agreement may be amended or superseded only by a subsequent writing executed by all Parties.

24. Knowing and Voluntary Agreement. The Parties represent and certify that they have carefully read and fully understand all of the provisions of this Agreement, that they have had ample and adequate opportunity to thoroughly discuss all aspects of this Agreement with legal counsel of their own choosing, that they are voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.

25. Internal Revenue Code Section 409A. The Company intends that if any payments and benefits are provided under this Agreement they shall either be exempt from the application of, or comply with, the requirements of Code Section 409A. The Agreement shall be construed in a manner that supports the Company’s intent to be exempt from or comply with Code Section 409A. Notwithstanding anything in the Agreement to the contrary, the Company may amend the Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Code Section 409A, provided however that any such amendment will not otherwise modify the material financial terms of this Agreement. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (a) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (b) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Company, its Board, its officers, its employees, any of the Company’s committees nor its or their designees or agents shall be liable to Ms. Meyerrose or other persons for actions, decisions or determinations made in good faith. If this provision prevents the payment or distribution of any non-exempt deferred compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code Section 409A-compliant “separation from service.” Finally, neither the Company nor Ms. Meyerrose shall accelerate the timing of any

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I UNDERSTAND AND AGREE THAT THIS SEVERANCE AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS, INCLUDING KNOWN AND UNKNOWN CLAIMS, WHICH I MIGHT HAVE AS OF THIS DATE.

/s/ Sarah Meyerrose
SARAH MEYERROSE
Date:	12/18/18

FRANKLIN FINANCIAL NETWORK

By:	/s/ Richard E. Herrington

Title:	President
Date:	12/11/18

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